Philip Morris International Inc.
2016 Third-Quarter Results Conference Call
October 18, 2016

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2016 third-quarter results. You may access the release on our website at www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

During our call today, we will be talking about results for the third quarter of 2016 and comparing them to the same period in 2015, unless otherwise stated.

A glossary of terms, adjustments and other calculations, as well as reconciliations to the most directly comparable U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website. Reduced-Risk Products, or “RRPs,” is the term we use to refer to products with the potential to reduce individual risk and population harm in comparison to smoking cigarettes.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Jacek Olczak, our Chief Financial Officer.

Jacek.

JACEK OLCZAK

(SLIDE 4.)

Thank you, Nick, and welcome, ladies and gentlemen.

Following the comprehensive business review that we provided during our recent Investor Day event, I will focus today on a brief summary of our 2016 full-year outlook and third-quarter results, and highlight some important developments in select geographies. A detailed discussion of our third-quarter and year-to-date September results can be found in our earnings release.

Let me begin with our full-year outlook. As announced this morning, we are reaffirming our 2016 reported diluted EPS guidance, at prevailing exchange rates, to be in a range of $4.53 to $4.58.

Our guidance includes 35 cents of unfavorable currency and continues to represent a growth rate, excluding currency, of approximately 10.5% to 11.5% compared to our adjusted diluted EPS of $4.42 in 2015.

As a reminder, in the fourth quarter, we anticipate strong currency-neutral net revenue growth, driven primarily by the annualization of price increases and the growth of RRPs. We also anticipate a favorable cost comparison, driven by the significant investments that we made in the fourth quarter of 2015 behind iQOS and our cigarette brand portfolio, including those related to the implementation of the EU Tobacco Products Directive.

(SLIDE 5.)

Moving to our third-quarter results, net revenues and adjusted OCI increased by 3.6% and 4.3%, respectively, excluding currency, reflecting favorable pricing, partly offset by negative volume/mix, particularly in the EEMA Region. Adjusted diluted EPS increased by 4.0%, excluding currency.

(SLIDE 6.)

Our favorable pricing variance of $440 million in the third quarter was driven by positive contributions from all Regions, notably EEMA.

During the quarter we announced or implemented price increases in a number of markets -- including those shown on this slide -- which should further support favorable pricing in the fourth quarter.

(SLIDE 7.)

We recorded currency-neutral financial growth in the third quarter despite an organic cigarette shipment volume decline of 5.4%. The decrease was due mainly to lower cigarette industry volume in Argentina, Indonesia, the Philippines and Russia, as well as lower cigarette market share, notably in North Africa, the Philippines and Russia, partly offset by market share growth in the EU Region.

Year-to-date September, our cigarette shipment volume declined by 3.9%, consistent with the year-to-date August decrease that I referenced at Investor Day. We continue to anticipate a similar decline for full-year 2016.

Our shipment volume for heated tobacco sticks reached 2.1 billion units in the third quarter, an increase of approximately 900 million units compared to the second quarter of this year. While principally driven by Japan, all iQOS launch markets contributed to this growth.

(SLIDE 8.)

While our cigarette market share, excluding China and the U.S., declined by 0.6 points in the third quarter, due notably to North Africa, the Philippines and Russia,
Marlboro's cigarette share increased by 0.3 points, driven by the EU and Asia Regions.

(SLIDE 9.)

Let me now move to select geographies, beginning with the EU Region. Regional cigarette industry volume declined by 1.4% in the third quarter, contributing to a year-to-date September decrease of 0.2%. For the full-year, we continue to expect a decline of around 1%.

Our Regional cigarette share in the quarter increased by 0.4 points, driven by the continued strong performance of Marlboro, which grew share in four of the Region's top six markets by cigarette industry volume, notably Germany and Spain.

(SLIDE 10.)

In Indonesia, we recorded sequential market share growth in the third quarter, driven by our strong performance in the full-flavor machine-made kretek segment, notably following the geographical expansion of U Bold in June.

To further enhance our position, in September we launched Marlboro Filter Black kretek in 25 cities. Although it is early, we strongly believe that this offer will set the standard for the full-flavor machine-made kretek segment.

In addition, this month the Indonesian Ministry of Finance issued its 2017 excise tax regulation, which will result in a weighted-average excise tax increase of approximately 10% industry-wide. As you may recall, the weighted-average increase in 2016 was approximately 15%.

(SLIDE 11.)

In Japan, our cigarette market share continued to stabilize, and was essentially flat compared to the third quarter of last year. This performance is notable given the impact of HeatSticks cannibalization on our cigarette share, and was supported by recent Lark and Marlboro launches.

iQOS continues to perform exceptionally well, with HeatSticks market share reaching 4.3% in the last week of September. In the third quarter, HeatSticks market share was 3.5%, an increase of 1.3 points compared to the second quarter of 2016. Importantly, these share gains have been achieved despite the limits we have placed on iQOS device sales since June.

PMI's total combined market share, including cigarettes and HeatSticks, was 27.9% in the third quarter, reflecting an increase of 2.5 points compared to the same period in 2015.

(SLIDE 12.)

In North Africa, our third-quarter market share was 24.6%, representing a sequential increase versus the second quarter. This growth was driven by the improving performance of Marlboro in Algeria, highlighting the early success of the initiatives that we shared during Investor Day.

(SLIDE 13.)

In Russia, the Ministry of Finance submitted a proposal earlier this month to raise the specific and minimum excise tax levels for 2017 by approximately 10% above what is currently in the tax code. If the proposal is approved by the Duma and signed into law by the President, it will result -- assuming full pass-on -- in a total tax pass-on of approximately 11 Rubles per pack in 2017. The ad valorem rate of 13.0% remains unchanged in the proposal.

(SLIDE 14.)

I will finish my discussion of important developments with an update on the cigarette market in Argentina.

While cigarette industry volume continues to be impacted by the significant excise tax-driven price increases in May, declining 14.1% in the third quarter, adult smokers appear to be adjusting relatively quickly to the higher retail prices given the broader inflationary environment. The average monthly decline in August and September was 8.0%.

We continue to expect a full-year cigarette industry volume decline of around 12% in 2016, and a return to its low single-digit historical decline rate during 2017 once the May 2016 tax increase has been lapped.

(SLIDE 15.)

In conclusion, our third-quarter results were in line with our expectations, and our full-year outlook remains strong.

(SLIDE 16.)

Thank you. I am now happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team.

Thank you again and have a nice day.